UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2006

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 1.02 of this Current Report on Form 8-K is hereby incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 16, 2006, Embarcadero Technologies, Inc. (the “Company”), EMB Holding Corp., a Delaware corporation (“Parent”) (an affiliate of Thoma Cressey Equity Partners, Inc.) and EMBT Merger Corp., a Delaware corporation (“Merger Sub”), entered into an agreement to mutually terminate the Agreement and Plan of Merger, dated September 6, 2006, by and among the Company, Parent and Merger Sub (the “Merger Agreement”). Under the terms of the Termination and Mutual Release Agreement (the “Termination Agreement”), both parties agreed to release any and all claims they may have against the other and that no termination fee would be paid by either party.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company issued a press release on December 18, 2006 disclosing, among other things, the termination of the Merger Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 16, 2006, the Audit Committee of the Board of Directors of the Company, in connection with its ongoing review of the Company’s stock option grant practices and the discovery of evidence of backdating of stock options as disclosed on November 30, 2006, determined that the Company will need to restate its historical financial statements to record additional non-cash stock-based compensation expense related to past stock option grants having incorrect measurement dates due to backdating of stock options. Accordingly, the Company advises that its financial statements and related communications for the periods commencing on or after January 1, 2000 through the present, including those in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2006, should not be relied upon. The Company has concluded that the issues underlying the restatements represent material weaknesses with respect to the effectiveness of internal control over financial reporting. As such, management has now concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2005 and the Company expects to receive an adverse report from its registered public accounting firm that the Company’s internal control over financial reporting was not effective as of December 31, 2006.

Any additional non-cash stock-based compensation expense recorded will generally have the effect of decreasing income from operations, net income and retained earnings contained in the Company’s historical financial statements for the periods noted above. As the Audit Committee’s review is ongoing, the Company cannot at this time reasonably estimate the amount of any such charges, the resulting tax and accounting impact, or the impact of the review on internal controls over financial reporting. The Company does not expect that the anticipated restatements will have any material impact on its historical revenues or cash position for any period, other than costs associated with the Audit Committee’s review and any related tax and employee expenses.

The Audit Committee has discussed this matter with Pricewaterhouse Coopers LLP, the Company’s independent registered public accounting firm.

Item 8.01.	Other Events.

Due to the termination of the Merger Agreement described above, the special meeting of stockholders to vote on the adoption of the Merger Agreement, which was convened on November 30, 2006 and adjourned to December 18, 2006, has been cancelled and will not be reconvened.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Termination and Mutual Release Agreement, dated December 16, 2006, by and among the Company, EMB Holding Corp. and EMBT Merger Corp.

99.1	Press release, dated December 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

Date: December 18, 2006	By:	/s/ Michael Shahbazian
Michael Shahbazian Chief Financial Officer